UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 30, 2005

FAVRILLE, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-51134	33-0892797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10421 PACIFIC CENTER COURT, SUITE 150 SAN DIEGO, CALIFORNIA		92121
(Address of Principal Executive Offices)		(Zip Code)

(858) 526-8000
(Registrants telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On December 30, 2005, Favrille, Inc. (“Favrille” or the “Company”) entered into a loan and security agreement (the “Master Security Agreement”) with General Electric Capital Corporation (“GECC”) and a third amendment to the existing loan and security agreement (the “Amended Security Agreement”) with Oxford Finance Corporation (“Oxford”), under which the lenders have agreed to extend to the Company a line of credit equal to a maximum of $20.0 million.  Approximately $3 million was borrowed against the line of credit on December 30, 2005  to repay the Company’s existing debt.  It is a condition to the Company’s ability to borrow the approximately $17 million remaining available under the line of credit that the Company obtain at least $20 million in additional equity financing by March 31, 2006.  Of such $17 million, Favrille expects that approximately $13 million will be used to finance certain leasehold improvements and equipment for the expansion of the Company’s facility for commercial manufacturing and $4 million will be used for additional equipment and software. Borrowings under the line of credit can be made against qualified purchases of eligible equipment and certain leasehold improvements through December 2007.  Such borrowings are to be secured by all existing and future assets of the Company excluding intellectual property and repaid over 36 to 42 months, depending upon the nature of the equipment financed.  In addition, the Company has agreed not to pledge its intellectual property to any third party or permit a third party to restrict the Company’s ability to pledge its intellectual property.  However, the Company retains the right to grant non-exclusive licenses of its intellectual property in the ordinary course of business and non-exclusive and exclusive licenses of its intellectual property in connection with joint ventures and corporate collaborations in the ordinary course of business.

The draws against the line of credit will be structured as promissory notes with the interest rate fixed at the time of each draw based on the three-year treasury bill.  The agreements provide for various restrictive covenants and a loan facility fee of $100,000 ($50,000 to each lender).  Of the $100,000 fee, $50,000 is deemed earned by the lenders.  The remaining $50,000 will be offset against the first monthly payment for the first promissory notes. The agreements contain a financial restrictive covenant requiring that the Company maintain a minimum of $15 million in available cash, cash equivalent and short-term investment accounts. If the combined balance of these accounts falls below the required amount, the Company must post a standby letter of credit equal to 100% of the outstanding balances on the promissory notes.   In connection with this line of credit, the Company issued GECC and Oxford warrants to purchase up to an aggregate of 97,668 shares of Favrille’s common stock (48,834 shares to each lender) at an exercise price of approximately $4.10 per share.  The warrants are exercisable through December 30, 2010.

Under the terms of the Master Security Agreement and Amended Security Agreement (collectively, the “Financing Agreements”), the line of credit was contingent upon the repayment of the outstanding borrowings of approximately $3 million under the Company’s March 2003 loan and security agreement with GE Technology Finance and Lighthouse Capital Partners (the “March 2003 Agreement”).  Accordingly, on December 30, 2005, the Company issued promissory notes to GECC and Oxford in the aggregate principal amount of approximately $3 million (approximately $1.5 million to each lender) to satisfy the outstanding borrowings of the March 2003 Agreement.  Payments under the promissory notes entered into on December 30, 2005 include a fixed annual interest rate of 10.9% and require monthly payments totaling $139,547 ($69,773 to each lender).

The foregoing is a summary description of the terms and conditions of the Financing Agreements and by its nature is incomplete. It is qualified in its entirety by the text of the Financing Agreements, copies of which will be filed with the Securities and Exchange Commission as exhibits to Favrille’s Annual Report on Form 10-K for the year ended December 31, 2005.

A copy of the press release announcing the entry into the Financing Agreements is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the information set forth under Item 1.01 above.

Item 7.01.   Regulation FD Disclosure.

On January 6, 2006, Favrille issued a press release announcing the signing of the Financing Agreements.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(c)       Exhibits

Exhibit No.	Description
99.1	Press Release dated January 6, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAVRILLE, INC.

	By:	/s/ Tamara A. Seymour
Date: January 6, 2006		Tamara A. Seymour
Chief Financial Officer

INDEX TO EXHIBITS

99.1                           Press Release dated January 6, 2006.